VQT
Barclays ETN+ S&P VEQTOR™ ETN
FOR INSTITUTIONAL USE ONLY
NOT FOR FURTHER DISTRIBUTION
NOT FOR USE WITH RETAIL INVESTORS
Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-190038
January 9, 2015

FOR INSTITUTIONAL USE ONLY
ETN+
2   |   VQT – Barclays ETN+ S&P VEQTOR™
Barclays ETNs
Features of Exchange-Traded Notes (ETNs):
– Senior, unsecured debt securities
– Can be listed and traded on an exchange
– Provide investors with a return linked to the performance of an index, less fees
Barclays Bank PLC is a leading issuer of ETNs in the United States:
– 32% market share
1
with $8.75bn notional outstanding across 83 products in a variety of asset classes, including:
– Commodities
– Equity / volatility
– FX
– Rates
– Includes:
– iPath
®
ETN suite
– ETN+  suite
1. As of 11/29/2014. Source: Bloomberg.
ETN
For more information about the risks related to an investment in the ETNs, see “Selected Risk Considerations” at the end of this document and
“Risk Factors” in the applicable prospectus supplement and pricing supplement.

FOR INSTITUTIONAL USE ONLY
ETN+
3   |   VQT – Barclays ETN+ S&P VEQTOR™
VQT: Barclays ETN+ S&P VEQTOR™ Index
Barclays ETN+ S&P VEQTOR™ ETN (VQT) listed on the NYSE Arca Exchange
Launched in August 2010
Attracted $751 million of investor assets since launch
1
Provides return linked to the S&P 500
®
Dynamic VEQTOR™ Total Return Index
(the “VEQTOR™ Index”)
2
No tracking error
3
to the index (before investor fees: 0.95% per year)
4
Potential Benefits / Applications:
Seeks to provide broad US equity exposure with an implied dynamic volatility hedge
May be more suitable as a long term investment than volatility alone:
– Methodology aims to increase equity exposure and decrease volatility exposure during low volatility environments
Operationally efficient:
– Avoids direct management of index components: rebalancing within the index and without incurring transaction costs
– Rule-based allocation methodology
ETN
   As of 1/6/2015. Source: Barclays.
   The index was launched on November 18, 2009 and is sponsored by Standard and Poor’s Financial Services LLC.
   Tracking error refers to the under/over performance differential of the indicative value of an ETN versus its benchmark index over a given time period, after accounting for the  ETN’s fees and costs.  One cannot invest directly in an index.
   The investor fee is calculated on a daily basis in the following manner: The investor fee on the initial valuation date will be equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to 0.95%  times the closing indicative note value of your securities on the immediately preceding calendar day times the closing level of the VEQTOR™ Index on such calendar day divided by the closing level of the VEQTOR™ Index on the immediately preceding calendar day (or, if such day is not an index business day, the such quotient will equal one) divided by 365. Because your notes are subject to an investor fee, the return on the VEQTOR™ ETNs will always be lower than the total return on a direct investment in the VEQTOR™ Index.
1.
2.
3.
4.

FOR INSTITUTIONAL USE ONLY
ETN+
4   |   VQT – Barclays ETN+ S&P VEQTOR™
The VEQTOR™ Index
The VEQTOR
TM
Index offers broad equity market exposure with an
implied volatility hedge, by dynamically allocating between:
*Implied volatility is a market estimate of the volatility an asset will realize over a future period of time, calculated by reference to the market price of listed options on the asset.
The majority of the notional value of the VEQTOR™ Index is usually allocated to the S&P 500
®
Total Return Index, a broad representation of
the largest market cap stocks listed in the United States.
Equity
The VEQTOR™ index seeks to provide a “volatility hedge” by dynamically allocating part of the notional value to the S&P 500
®
VIX Futures
TM
Total
Return Index.
Cash
The VEQTOR™ index includes a “stop loss” mechanism that shifts the entire notional investment to an interest-bearing cash investment if the performance of the index over the previous 5 business days falls by 2% or more.
Implied
Volatility
*
ETN

FOR INSTITUTIONAL USE ONLY
ETN+
5   |   VQT – Barclays ETN+ S&P VEQTOR™
Index returns are for illustrative purposes only. Index performance returns do not reflect any investor fees, transactions costs and expenses.
Indexes are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results.
Index Performance
Source: Bloomberg, 11/18/2009 – 12/31/2014. Correlation based on daily returns.
•Performance Comparison
S&P 500 ® TR
Index
VEQTOR™
Index
Return YTD
13.69% 5.77%
Annualized Return 1Y
13.69% 5.77%
Annualized Return since inception
15.23% 7.79%
Annualized Volatility
1
15.95% 8.94%
Correlation
2
vs S&P 500 ® TR Index
100.00% 62.51%
History Segmented by Market Cycle
(each section taken from high/low in S&P monthly levels)
Period and market environment
S&P 500 ®
TR Index
VEQTOR™
Index
11/18/09 - 6/30/10: Uncertainty after credit crisis -6.0% -4.6%
7/1/10 – 7/31/11: Bull Market 28.3% 6.5%
8/1/11 to 9/30/11: Euro crisis, US downgrade -11.7% 14.1%
10/1/11 to 12/31/14 Bull Market 95.23% 7.7%
ETN
80
100
120
140
160
180
200
220
Nov-09 Mar-10 Jul-10 Nov-10 Mar-11 Jul-11 Nov-11 Mar-12 Jul-12 Nov-12 Mar-13 Jul-13 Nov-13 Mar-14 Jul-14 Nov-14
S&P 500   TR Index
VEQTOR™ Index
1.  Annualized Volatility is calculated as a standard deviation of natural logarithm daily returns in the observation period multiplied by the square root of 252.
Because the annualized volatility is based on historical data, it may not predict variability on annualized future performance.
2. Correlation is the term used to describe the historical statistical relationship between two or more quantities or variables. Perfectly correlated assets have a correlation coefficient of one, while the correlation coefficient is zero when returns on two assets are completely independent.

S&P 500 TR Index
VIX Index
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014

VIX® Index Returns

FOR INSTITUTIONAL USE ONLY
ETN+
6   |   VQT – Barclays ETN+ S&P VEQTOR™
The VIX
®
Index
The CBOE Volatility Index
®
(the “VIX
®
Index”) measures the market’s expectation of 30-day S&P
500
®
volatility based on prices of near term S&P 500
®
put and call options.
Historically, negatively correlated to the performance of the S&P 500
®
.
Correlation is convex: greater reaction to large decreases in the equity market than to market increases.
Source: Bloomberg, 1/3/2001- 12/31/2014.
Index returns are for illustrative purposes only. Index performance returns do not reflect any investor fees, transactions costs and expenses.
Indexes are unmanaged and one cannot invest directly in an Index.
S&P 500 ® TR Index Returns
0
10
20
30
40
50
60
70
1,000
1,500
2,000
2,500
3,000
3,500
4,000
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
-10% -5% 0% 5% 10% 15%
Weekly returns Comparison
1/5/2001 - 12/31/2014
S&P 500   TR Index
VIX   Index ®
®
ETN

FOR INSTITUTIONAL USE ONLY
ETN+
The VIX
®
Index is not directly investable.
Volatility exposure can be obtained through the S&P 500 VIX Short-Term Futures
TM
Index
TR
– Daily-rolling long position in first and second month futures contracts on the VIX
®
Index
However, an investment linked to the S&P 500 VIX Short-Term Futures™ can be expensive to hold:
– In normal markets, 2nd month VIX
®
futures tend to
have a higher price than front-month futures
– This generates a loss when rolling over from 1
st
to
2
nd
month futures
The VEQTOR™ Index dynamically allocates its
notional equity and volatility exposures, seeking to:
– Increase equity allocation and reduce volatility
allocation during low volatility markets
– Reduce equity allocation and increase volatility
allocation during high volatility markets
How to invest in volatility?
*In the context of investment strategies in the futures markets, “roll cost” is commonly referred to describe the returns that occur under and below the changes in the spot returns. See appendix for further details.
Index returns are for illustrative purposes only. Index performance returns do not reflect any investor fees, transactions costs and expenses.
Indexes are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results.
Hypothetical roll cost *
of VIX
®
futures
FOR ILLUSTRATIVE PURPOSES ONLY
.
0
1
2
3
4
Time to Expiration (Months)
Roll Cost
Buy 2 nd  month futures
Sell 1 st  month futures
7   |   VQT – Barclays ETN+ S&P VEQTOR™
ETN

FOR INSTITUTIONAL USE ONLY
ETN+
Target Equity / Volatility Index Allocation
Realized
Volatility
Environment
Implied
Volatility
Downtrend
No Implied
Volatility
Trend
Implied
Volatility
Uptrend
< 10% 97.5% / 2.5% 97.5% / 2.5% 90% / 10%
10% to 20% 97.5% / 2.5% 90% / 10% 85% / 15%
20% to 35% 90% / 10% 85% / 15% 75% / 25%
35% to 45% 85% / 15% 75% / 25% 60% / 40%
45% 75% / 25% 60% / 40% 60% / 40%
VEQTOR™: dynamic volatility allocation
Based on the above signals, the index dynamically
allocates to notional equity and volatility exposure,
seeking to provide:
Lower volatility exposure during low or decreasing
volatility periods
Higher volatility exposure during high or increasing
volatility periods
“Stop loss” mechanism:
• On any day, if the Index level has fallen by 2% or
more over the previous 5 business days, the entire
notional value of the index is shifted to a Interest-
bearing cash investment at the close of the
following business day
In an attempt to anticipate changes in the volatility
environment, two signals  are monitored on a daily
basis:
1. Annualized 1-month realized volatility* of the S&P 500
®
Index
2. Trend of the implied volatility (calculated by reference
to 5-day and 20-day moving average of the VIX
®
Index)
*Realized volatility is a historical calculation of the degree of movement of the price of an asset over a period of time, based on prices of the asset observed daily in the market over a specified period.
Under certain circumstances, the entire allocation of
equity and volatility may be shifted into a notional
cash investment
Realized Volatility
Environment Signal
1-month realized
volatility of the S&P
500
®
Index
Implied Volatility
Trend Signal
5-day and 20-day
moving averages of the
VIX
®
Index
8   |   VQT – Barclays ETN+ S&P VEQTOR™
ETN
STOP
LOSS

FOR INSTITUTIONAL USE ONLY
ETN+
Historical Index Allocations
The following chart represents the historical performance of the VEQTOR
TM
Index since inception
(right axis), together with the percentage allocation to equity, volatility and cash (left axis).
Source: Bloomberg, 11/18/2009 -12/31/2014.
Index returns are for illustrative purposes only. Index performance returns do not reflect any investor fees, transactions costs and expenses. Indexes are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results.
150,000
175,000
200,000
225,000
250,000
275,000
300,000
325,000
0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%
Volatility Allocation     Equity Allocation     Cash Allocation     VEQTOR ™ Index
Nov-09 May-10
Nov-10
May-11
Nov-11
May-12
Nov-12
May-13
Nov-13
May-14
Nov-14
9   |   VQT – Barclays ETN+ S&P VEQTOR™
ETN

FOR INSTITUTIONAL USE ONLY
ETN+
Accessing VQT
Online
ETN+ Website: www.etnplus.com
VQT Prospectus: http://www.etnplus.com/US/7/en/contentStore.app?id=3239623
Bloomberg:
VQT Product Page: VQT <Equity> DES <GO>
Intraday Indicative Value VQT.IV <Index> <GO>
Underlying Index: SPVQDTR <Index> <GO>
Sales Contacts:
Barclays ETNs: +1-212-528-7990
RIA Coverage team +1-212-528-4930
Insurance Coverage team +1-212-528-8021
Private Bank / Wealth team +1-212-528-6248
Additional Contacts:
Investor Relations: +44 (0)20 7773 2269
10   |   VQT – Barclays ETN+ S&P VEQTOR™
ETN

FOR INSTITUTIONAL USE ONLY Appendix Page Index Calculation 12-15 Roll Yield / Cost 16 VEQTOR TM Index: monthly returns 17 ETN+ 11 | VQT – Barclays ETN+ S&P VEQTOR™ ETN

FOR INSTITUTIONAL USE ONLY
Step 1: Determine the Realized Volatility
Environment
On a daily basis, the Index uses the annualized one-
month realized volatility level of the S&P 500
®
Index as
the indicator of realized volatility environment
Realized volatility is classified into one of five
environments:
Realized Volatility Environments
Less than 10%
10-20%
20-35%
35-45%
>45%
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.
ETN+
12   |   VQT – Barclays ETN+ S&P VEQTOR™
ETN
0-10% 10-20% 20-35% 35-45% 45% 22-days Realized Vol
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Nov-09 May-10 Nov-10 May-11 Nov-11 May-14 Nov-14 May-12 Nov-12 May-13 Nov-13
Index Calculation - step I
Source: Bloomberg, 11/18/2009 – 12/31/2014.

FOR INSTITUTIONAL USE ONLY
Step 2: Determine the Implied Volatility
Trend
On a daily basis, the 5-day and 20-day moving
averages of the VIX
®
Index are observed
An implied volatility trend is established if the 5-day
moving average is above or below the 20-day moving
average for a period of 10 consecutive business days
Implied Volatility Trends
For 10 consecutive
business days:
Trend
5-day avg 20-day avg Downtrend
5-day avg 20-day avg
Uptrend
Neither No trend
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.
13   |   VQT – Barclays ETN+ S&P VEQTOR™
ETN
ETN+
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Nov-09 May-10 Nov-10 May-11 Nov-11 May-14 Nov-14 May-12 Nov-12 May-13 Nov-13
Uptrend No Trend Downtrend VIX Index
Index Calculation - step II
Source: Bloomberg, 11/18/2009 – 12/31/2014.

FOR INSTITUTIONAL USE ONLY
ETN+
14   |   VQT – Barclays ETN+ S&P VEQTOR™
ETN
Step III: Determining target weightings of equity and volatility components:
At the close of each business day, based on the realized volatility environment and the implied volatility trend, the weightings of each of the equity and volatility components for the following days are allocated as follows:
Assuming no stop loss event has occurred, volatility and equity component weights make up
100% of the notional index value
Implied Volatility Trend
Implied Volatility
Downtrend
No Implied Volatility Trend
Implied Volatility Uptrend
Realized Volatility
Target
Equity
Allocation
Target
Volatility
Allocation
Target
Equity
Allocation
Target
Volatility
Allocation
Target
Equity
Allocation
Target
Volatility
Allocation
Less than 10% 97.5% 2.5% 97.5% 2.5% 90% 10%
10% to less than 20% 97.5% 2.5% 90% 10% 85% 15%
20% to less than 35% 90% 10% 85% 15% 75% 25%
35% to less than 45% 85% 15% 75% 25% 60% 40%
45% or more 75% 25% 60% 40% 60% 40%
Index Calculation - step III

FOR INSTITUTIONAL USE ONLY
15   |   VQT – Barclays ETN+ S&P VEQTOR™
ETN
Step IV: Stop loss feature
On each business day, the performance of the S&P 500
®
Dynamic VEQTOR
TM
Index Excess
Return over the previous 5 business days is evaluated
If the 5-day performance is less than or equal to a fall of 2.0%, the Index will allocate 100% of its notional value to cash position
– Weights of both equity and volatility components are zero
Once the 5-day performance is greater than -2.0%, the index will allocate back to equity and volatility components in accordance with the previous steps described
ETN+
Index Calculation - step IV

FOR INSTITUTIONAL USE ONLY
ETN+
16   |   VQT – Barclays ETN+ S&P VEQTOR™
ETN
Roll Yield / Cost
Price
Time to expiry
Contango
Price
Time to expiry
Backwardation
* For illustrative purposes only
Assuming the price and shape of the futures curve remain constant and a long position in a futures contract is rolled:
In backwardation, a more expensive contract will be sold and a cheaper contract purchased, creating a “roll yield,” which can positively impact a long position in a futures contract
In contango, a cheaper contract will be sold and a more expensive contract purchased, creating a “roll cost,”
which can negatively impact a long position in a futures contract and will depend on the shape of the futures curve, i.e., backwardated (downward sloping) or contango (upward sloping)
Roll yield is an important component of the S&P 500 VIX Short-Term Futures
TM
Index returns

FOR INSTITUTIONAL USE ONLY
ETN+
17   |   VQT – Barclays ETN+ S&P VEQTOR™
ETN
Monthly Index Returns Table
S&P 500
®
Dynamic VEQTOR
TM
Total Return Index
S&P 500
®
Total Return Index
Source: Bloomberg, 11/18/2009 – 12/31/2014.
Index returns are for illustrative purposes only. Index performance returns do not reflect any investor fees, transactions costs and expenses.
Indexes are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results.
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year
2009 6.00% 1.93% 8.05%
2010 -3.60% 3.10% 6.03% 1.58% -7.99% -5.23% 7.01% -4.51% 8.92% 3.80% 0.01% 6.68% 15.06%
2011 2.37% 3.43% 0.04% 2.96% -1.13% -1.67% -2.03% -5.43% -7.03% 10.93% -0.22% 1.02% 2.11%
2012 4.48% 4.32% 3.29% -0.63% -6.01% 4.12% 1.39% 2.25% 2.58% -1.85% 0.58% 0.91% 16.00%
2013 5.18% 1.36% 3.75% 1.93% 2.34% -1.34% 5.09% -2.90% 3.14% 4.60% 3.05% 2.53% 32.39%
2014 -3.46% 4.57% 0.84% 0.74% 2.35%
2.07% -1.38% 4.00% -1.40% 2.44% 2.69% -0.25% 13.69%
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year
2009 2.72% -0.20% 2.51%
2010 -2.05% -0.78% 4.93% 1.95% -2.20% -4.50% 0.32% -3.87% 4.97% 0.79% -0.41% 3.02% 1.65%
2011 1.95% 2.57% -0.14% 1.99% -2.02% -1.65% -0.89% 10.51% 2.55% 3.91% -0.46% -1.56% 17.41%
2012 2.88% 4.06% -0.39% -1.90% -2.20% 1.74% -1.33% 0.09% 1.62% -0.52% -1.07% 0.71% 3.54%
2013 1.98% 1.13% 1.89% 1.18% 1.99% 0.42% 2.31% -2.61% 0.26% 1.37% 2.67% 0.97% 14.31%
2014
-3.21% 3.68% 0.85% -1.85% 1.69% 1.62% 0.18% 1.50% -0.32% 2.96% 1.96% -3.16% 5.77%

18   |   VQT – Barclays ETN+ S&P VEQTOR™
ETN
Selected Risk Considerations
FOR INSTITUTIONAL USE ONLY
ETN+
An investment in the ETNs involves risks and may not be suitable for all investors.
Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement.
You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the Index caused by any daily increase or decrease in the level of the Index. Additionally, if the level of the Index is insufficient to offset the negative effect of the investor fee, you will lose some or all of your investment at maturity or upon redemption, even if the value of the Index has increased. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.
Credit of Barclays Bank PLC: The ETNs are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.
Past Performance Is Not Indicative of Future Results: It is impossible to predict whether any Index underlying your ETNs will rise or fall. The actual performance of the Index underlying your ETNs or any index component over the term of the respective series of the ETNs, as well as the amount payable at maturity or upon redemption, may bear little relation to the historical levels of comparable indices, which in most cases have been highly volatile.
Dynamic Allocation Risk: The value of the Index will depend upon the success of the Index in dynamically allocating between the equity and volatility components. The allocation of the Index to the equity and volatility components is based on realized volatility and implied volatility measurements that may not effectively predict trends in future volatility, and is made in accordance with pre-defined weightings that may not be optimal.
The Stop Loss Feature of the Index Does Not Ensure That Losses Are Limited to 2%: The stop loss feature is designed to mitigate against losses in the Index by moving the Index into a 100% cash position if the S&P 500 ® Dynamic VEQTOR Excess Return Index has lost 2% or more of its value over any five consecutive index business day period. Because the value of the Index may, for instance, decline more than 2% over a five consecutive business day period prior to the occurrence of the stop loss event, decline more than 2% over longer than five consecutive business days, or decline over multiple stop loss events, the stop loss feature of the Index does not ensure that losses are limited to 2%.
The Performance of the Underlying Indices are Unpredictable: An investment in the ETNs linked to the performance of the Index is subject to risks associated with fluctuations, particularly a decline, in the performance of the Index. Because the performance of the Index is linked to the S&P 500 ® Total
Return Index and the S&P 500 VIX Short-Term Futures TM Index TR (which seeks to model the return from a daily rolling long position in the first and second month CBOE Volatility Index ® (the “VIX Index”) futures contracts) the performance of the Index will depend on many factors including, the level of the S&P
500 ® Index, the prices of options on the S&P 500 ® Index, and the level of the VIX Index, which may change unpredictably, affecting the value of futures contracts on the VIX Index and, consequently, the level of the Index. Additional factors that may contribute to fluctuations in the level of the Index include prevailing market prices and forward volatility levels of the U.S. stock markets and the equity securities included in the S&P 500 ® Index, the prevailing market prices of options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500 ® Index and the VIX
Index, interest rates, supply and demand in the listed and over-the-counter equity derivative markets as well as hedging activities in the equity-linked structured product markets.
Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the U.S. stock markets, the index components included in the Index, and prevailing market prices of options on the Index or any other financial instruments related to the Index; supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker; the time remaining to the maturity of the ETNs; interest rates; or economic, financial, political, regulatory, geographical or judicial events that affect the level of the underlying Index or other financial instruments related to the Index. These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

ETN+
19   |   VQT – Barclays ETN+ S&P VEQTOR™
ETN
Selected Risk Considerations (cont’d)
A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop. Certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, although they are not required to and may stop at any time. We are not required to maintain any listing of the ETNs on NYS E Arca or any other exchange. Therefore, the liquidity of the ETNs may be limited.
No Interest Payments from the ETNs: You will not receive any interest payments on the ETNs.
Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on an optional redemption date. You may only redeem your ETNs on an optional redemption date if we receive a notice of redemption from you by certain dates and times as set for in the pricing supplement.
Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation.
Barclays Bank PLC has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, pricing supplement and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents for free by visiting EDGAR on the SEC website at
www.sec.gov.
Alternatively, Barclays Bank PLC will arrange for Barclays
Capital Inc. or any agent or dealer participating in this offering to send you the prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may also be obtained from Barclays Capital
Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.
The Securities may be sold during regular trading hours on the applicable exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.
The VEQTOR Indices are products of S&P Dow Jones Indices LLC (“SPDJI”). S&P ® , S&P 500 ® , and VEQTOR are trademarks of Standard & Poor’s
Financial Services LLC (“SPFS”).  VIX ® is a registered trademark of Chicago Board Options Exchange, Incorporated (“CBOE”).  These trademarks have been licensed to S&P Dow Jones Indices LLC (“SPDJI”) and its affiliates, and sublicensed to Barclays Bank PLC for certain purposes.  The ETNs are not sponsored, endorsed, sold or promoted by SPDJI, SPFS, CBOE, or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow
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